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                                                    Exhibit 23

                   Letterhead of Kenny S&P Evaluation Services
                      (a division of J.J. Kenny Co., Inc.)

                                  July 31, 2000

Prudential Securities Incorporated
1 New York Plaza
New York, NY  10292

                  Re:  Government Securities Equity Trust
                       Post-Effective Amendment No. 6
                       Government Securities Equity Trust Series 7

Gentlemen:

     We have examined the post-effective Amendment to the Registration Statement File No. 33-51937 for the above-captioned trust. We hereby acknowledge that Kenny S&P Evaluation Services, a division of J.J. Kenny Co., Inc. is currently acting as the evaluator for the trust. We hereby consent to the use in the Registration Statement of the references to Kenny S&P Evaluation Services, a division of J.J. Kenny Co., Inc. as evaluator.

     In addition, we hereby confirm that the ratings indicated in the above-referenced Amendment to the Registration Statement for the respective bonds comprising the Trust portfolio are the ratings currently indicated in our KENNYBASE database as of the date of the evaluation report.

     You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.
                                         Sincerely,


                                         Frank A. Ciccotto
                                         Frank A. Ciccotto
                                         Vice President